Exhibit 5.1

[HWH Letterhead]

May 8, 2020

Welbilt, Inc.

2227 Welbilt Boulevard

New Port Richey, Florida 34655

Ladies and Gentlemen:

In our capacity as counsel for Welbilt, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of up to 469,302 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), that may be issued pursuant to the terms of the Welbilt, Inc. 2016 Omnibus Incentive Plan (the “Plan”). We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with: (i) the Plan; (ii) the Registration Statement, including the exhibits constituting a part of the Registration Statement; (iii) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, as amended to date; and (iv) such other documents and records as we have deemed necessary to enable us to render this opinion.

In making the aforesaid examinations, we have assumed that (a) all signature on documents examined by use are genuine, (b) all documents submitted to us as originals, and the originals of all documents submitted to us as copies, are authentic, (c) all documents submitted to us as copies conform with the originals of those documents, (d) the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions, (e) each party that has executed a document reviewed by us has the legal capacity to execute and deliver such document and (f) the representations of officers and employees provided to us in connection with this opinion are correct as to questions of fact.

Based upon the foregoing, subject to the assumptions and qualifications set forth herein, and further assuming that all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that the Shares covered by the Registration Statement, when issued, delivered and paid for pursuant to the terms and conditions of the Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the Act and the Delaware General Corporation Law (the “DGCL”), and we have not considered and express no opinion on any other laws, rules or regulations. Our opinions are rendered only with respect to the Act and the DGCL in effect as of the date hereof.

This opinion letter speaks only as of the date hereof. We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts or other developments, whether existing before or first arising after the date hereof, that might change the opinions expressed above.

Welbilt, Inc.

May 8, 2020

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Hill, Ward & Henderson, P.A.

HILL, WARD & HENDERSON, P.A.